Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), to be executed on the 4th day of July, 2021 (the “Effective Date”) by and between Covenant Logistics Group, Inc., a Nevada corporation (the “Company”) and Team JAT, LLC (the “Consultant”).

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

1.    Services.

1.1    Unless otherwise agreed by Company, Consultant will provide the services under this Agreement through John Tweed. Consultant will report directly to David Parker, CEO of the Company, or in his absence, the officer or officers designated by the Board of Directors of the Company (the “Board”) and will provide periodic updates upon reasonable advance notice and at reasonable times if and when requested by the Board.

1.2    The scope of services to be provided by Consultant includes general management, operations, and sales advice and consulting applicable to the freight transportation and logistics business. Consultant agrees to provide such services to the Company or its affiliates, as determined by David Parker from time to time, and it is agreed that such services may include, without limitation:

a)	management leadership training and development;

b)	contract evaluation, negotiation, enforcement, and reporting;

c)	evaluating the required investments and expected returns associated with growing the warehousing business and making recommendations;

d)	sourcing and evaluating potential dedicated acquisitions;

e)	transitioning key customers and relationship management;

f)	assisting with monthly P&L reviews, tactical plans and gap analysis as it relates to the budget and overhead control; and

g)	performing such additional functions as David Parker shall direct that are within Consultant’s area of expertise.

1.3    Consultant shall be available to provide services for not less than the Base Period (as defined in Schedule 1) hereto per calendar quarter. The Company will have the option to request additional days, and Consultant will have the right to accept or decline such additional days in Consultant’s sole discretion.

1.4    Consultant will provide the services in a timely and professional manner, in accordance with the performance level expected of a seasoned business professional, at times and locations reasonably agreed to by the Company and the Consultant. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property. Consultant may be required to periodically travel in connection with performing the services hereunder, including, without limitation, to the Company’s headquarters or other locations maintained by the Company or its subsidiaries.

1.5    The Company shall provide such access to its information and property as may be reasonably required to permit the Consultant to perform the Consultant’s obligations under this Agreement.

2.    Compensation.

2.1    Consulting Fee. The Consultant shall be compensated in accordance with the compensation structure set forth on Schedule 1 attached hereto.

2.2    Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and customary expenses properly incurred or paid by the Consultant in connection with, or related to, the performance of services under this Agreement. However, the Consultant shall not incur expenses in excess of $5,000 during any calendar month without the written consent of David Parker. The Consultant shall submit to David Parker itemized statements on a monthly basis together with receipts if requested, in a form satisfactory to David Parker, of all such expenses incurred. Subject to the approval of David Parker, the Company shall pay such expenses directly or shall pay to the Consultant amounts shown on each such statement within thirty (30) days of receiving Consultant’s itemized statement.

2.3    Benefits. The Consultant shall not be entitled to any benefits, insurance coverage, or privileges, including, without limitation, social security, unemployment, medical, or pension payments, made available to employees of the Company, except only that during the consulting Term, the Company will provide Consultant with group health insurance benefits, access to the Company plane on existing terms and use of the “racing shop” on existing terms.

2.4    Taxes. No income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of the Consultant for any payment under this Agreement. The Consultant agrees to be responsible for all taxes and similar payments arising out of any of Consultant’s activities contemplated by this Agreement, including, without limitation, federal, state, and local income tax, social security tax (FICA), self-employment taxes, unemployment insurance taxes, and all other taxes, fees, and withholding. The Company shall not be obligated to pay to the Consultant any amounts hereunder until the Consultant shall provide to the Company the Consultant’s federal tax identification number and any other necessary information required by the Company to comply with applicable tax and other laws.

3.    Term and Termination.

3.1    Term. Subject to Section 3.2 below, the term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2022 (the “Term”).

3.2    Termination. The Company may, in its sole discretion, terminate this Agreement without liability (other than for amounts accrued for services through the effective date of termination and reimbursement of expenses) at any time upon 30 days’ written notice if Consultant: (i) engages in Subject Activities (as defined below) without the Company’s consent (or deemed consent as described below), (ii) violates any of the restrictive covenants set forth in Section 4 or 5 below in any material respect, (iii) fails to perform the services called for in this Agreement following written notice and an opportunity to cure, or (iv) engages in malfeasance toward the Company. In addition, the Agreement shall automatically terminate upon Consultant’s death or disability. For the avoidance of doubt, if the Consultant is terminated during a “Base Period” as defined by Schedule 1, the Consultant will only receive the full payment for that Base Period, but not any Base Periods thereafter.

Notwithstanding the foregoing, the parties expect the consulting Term to run through December 31, 2022, and Consultant shall plan his activities accordingly. In the event of early termination, Consultant will be entitled to receive only those payments hereunder that have accrued as of the date of termination.

4.    Restrictive Covenants. Consultant acknowledges and agrees the Company would not enter into this Agreement without the following restrictive covenants which are reasonable and necessary to protect the Company’s confidential information, business relationships and other legitimate business interests. Accordingly, Consultant hereby agrees to abide by, and cause all persons providing services hereunder to abide by, the following restrictive covenants:

(a)    Non-Solicitation. During the Term and for the period ending on the earlier of (a) June 30, 2023, or (b) one year following the termination of this Agreement (the “Restricted Period”), Consultant will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion:

(i)    whether on Consultant’s own behalf or on behalf of another Person (defined below), solicit to provide any Competitive Services (defined below) to the following specific customers, shippers, carriers or clients, namely: Sonoco, Colgate, Eastman and BMW, but not further or otherwise; or

(ii)    whether on Consultant’s own behalf or on behalf of another Person, solicit to employ, as an employee, independent contractor, agent or otherwise, any of the following individuals, namely: Matt Anderson, Jim Massengill, Lynn Doster, Brande Tweed, Joey Ballard, Lyndal Harper, Paul Bunn, Sam Hough, George Yates, Steve Matthews, Matt Cashins, Jeff Collins, Jim Brower, Billy Cartwright, Rob Mullins, Don Burkhalter, Josh Garner, Eric Johnson, Chuck Wyse, D’Artis Jones, Bo Cordell, Nathan Cowart, Eddie Barnes, Will Acker, Mark Troxel, Matt Mullins, Louis Babbage, Heather Miranda, Dan Porterfield, Matt Duncan, Tripp Grant, Mike Chessor, Lisa Strader, Lathen Whited and/or Rob Coffman.

“Competitive Business” means any business conducted by any subsidiary of the Company as of June 30, 2021 (including any business where strategic plans were in place as of such date to engage in such business).

“Competitive Services” means those services provided in the furtherance of a Competitive Business.

(b)    Notwithstanding the foregoing, the provisions of clause (a)(i) will not apply to any listed customer that ceases to be a customer of the Company or its subsidiaries, the provisions of clause (a)(ii) will not apply to any person whose employment has terminated at least six months prior to the solicitation, and the provisions of both clause (a)(i) and (a)(ii) will not apply after any “Change in Control” of the Company (as that phrase is defined in that certain First Amended and Restated Executive Severance Agreement between Landair Transport, Inc. and Consultant).

(c)    The parties agree as follows with respect to Subject Activities (defined below). For purposes of this Agreement, (i) “Subject Activities” shall mean and include making an Investment in, or providing Subject Services to, a Subject Company; (ii) “Investment” means any investment of money (whether in equity, debt, or otherwise) in a Subject Company, other than any passive investment of less than 5% of a publicly traded class of common equity; (iii) “Subject Services” means being employed by, or providing any services as an independent contractor, director, or similar service provider to, any Subject Company; and (iv) Subject Company means any business that derives at least 10% of its total revenue from dedicated contract carriage truckload, expedited team truckload, contract warehousing, TMS, or truckload freight brokerage services.

(d)    During the consulting Term, if Consultant desires to engage in any Subject Activities, Consultant will, at least 30 calendar days prior to engaging in any Subject Activities, (i) notify David Parker in writing of Consultant’s intention to engage in any such activity, and (ii) if Consultant has not already done so, inform the party with which Consultant intends to engage in Subject Activities of the Consultant’s non-solicitation covenants in favor of the Company.

(e)    Within 15 calendar days after receiving any such notice from Consultant, David Parker shall inform Consultant in writing whether (i) the Company consents to such activities, or (ii) engaging in the Subject Activities will cause the Company to terminate this Agreement.

(f)    If the Company consents to such activities or does not inform Consultant of its intention to terminate this Agreement within the 15-calendar day timeframe (which will be deemed to be consent to such activities), then this Agreement shall continue in full force and effect according to its terms and the Company may not terminate this Agreement due to the specific Subject Activity covered in the notice (but without impairing the rights and obligations of the parties as to any other or future Subject Activities).

(g)    If the Company informs Consultant of its intent to terminate due to the proposed activities within the 15-calendar day timeframe, and Consultant informs the Company of Consultant’s decision not to engage in the proposed Subject Activities within 15 calendar days after receiving the Company’s notice, then this Agreement shall continue in full force and effect according to its terms so long as Consultant actually does not engage in the Subject Activities that were the subject of such notice.

(h)    If Consultant (i) engages in Subject Activities without providing the notice referred to above or without the Company’s consent (or deemed consent) after providing the notice referred to above, or (ii) fails to inform the Company of Consultant’s decision not to engage in the proposed Subject Activities within 15 calendar days after receiving the Company’s notice of intent to terminate, then the Company shall have the right (but not the obligation) to terminate this Agreement on 30 calendar days’ notice to Consultant. For clarity, even if the Company terminates this Agreement, Consultant’s restrictive covenants under this Section 4 will continue throughout the Restricted Period.

5.    Consultant Agreements.

5.1    For purposes of this Agreement, “Proprietary Information” means any and all information, data, and knowledge (whether in oral, written, graphic, electronic, machine-readable, or other form) of the Company or its subsidiaries that has been or is disclosed, provided, or made available to the Consultant that is not generally known by an individual, a corporation, an association, a partnership, group, an estate, a trust, or any other entity or organization, other than the Company (“Person(s)”) which if disclosed by the Company or its affiliates would assist in competition against the Company or its affiliates, including, but not limited to, information relating to (i) the development, research, testing, manufacturing, know how, marketing and financial activities of the Company, (ii) the products and services of the Company, (iii) the costs, sources of supply, financial performance, and strategic plans of the Company, (iv) the identity and needs of the customers of the Company, and (v) the other Persons with whom the Company has business relationships, including, but not limited to, employees and independent contractors of the Company, and the nature and substance of those relationships. Proprietary Information also includes any and all information belonging to customers or others that is received by the Company or its affiliates with any understanding, expressed or implied, that it would not be disclosed. Notwithstanding the foregoing, Proprietary Information shall not include any information which (w) is or becomes through no fault of the Consultant part of the public domain; (x) was already known to the Consultant at the time of disclosure; (y) is independently developed by the Consultant without reference to or use of any Proprietary Information received from the Company; or (z) was lawfully obtained by the Consultant from a third party not bound by a duty of confidentiality.

5.2    The Consultant agrees that the Consultant will not, during the Term or at any time thereafter, disclose to others, or use for the Consultant’s benefit or the benefit of others, any Proprietary Information. Consultant may become aware of material non-public information regarding the Company and its counterparties. Consultant will comply with applicable securities laws and the Company’s policies regarding trading in securities, and Consultant agrees to comply with trading windows established by the Company during the Term as if Consultant were an executive officer of the Company.

5.3    The Consultant’s obligations under this Section 5 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant of this Section 5, (ii) is disclosed to the Consultant by a third party unaffiliated with the Company who is not subject to an obligation of confidentiality to the Company, or (iii) is approved for release by written authorization of the Company specifically authorizing such release.

5.4    Nothing in this Section 5 prohibits Consultant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Consultant does not need the prior authorization of the Company to make any such reports or disclosures and Consultant is not required to notify the Company that he has made such reports or disclosures.

5.5    Upon termination of this Agreement or at any other time upon request by the Company or David Parker, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks, and other documents (and all copies or reproductions of such materials) containing or based upon Proprietary Information.

6.    Independent Contractor Status.

Consultant and the Company understand and intend that the Consultant shall perform all services under this Agreement as an independent contractor and not as an employee or partner of the Company or its affiliates. The manner of and means by which the Consultant executes and performs the Consultant’s obligations hereunder are to be determined by the Consultant in the Consultant’s reasonable discretion. The Consultant will not have any personnel of the Company or its affiliates reporting to him and will not authorize decisions for the Company or its affiliates, sign documents on behalf of the Company or its affiliates, or bind the Company or its affiliates, except as specifically approved by David Parker in writing. For the avoidance of doubt and without limiting the generality of the foregoing, unless specifically authorized in writing by David Parker, (a) the Consultant will not have the authority to terminate the employment of any person or hire any person or change the compensation of any person; and (b) the Consultant will not have the authority to commit to capital expenditures.

7.    Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Facsimile or electronic counterparts will be effective.

8.    Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, any existing employment agreements or engagement agreements between the Company and the Consultant, each of which is terminated hereby.

9.    Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

10.    Assignment.

This Agreement is not assignable by any party without the consent of the other party, which consent shall not be unreasonably withheld, delayed, or conditioned.

11.    Waiver.

No delay or omission by the Company or its affiliates in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.    Severability.

In the event that any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.    Other.

During the Term Consultant will continue to have use of the office he used as an employee of the Company. Consultant will also be permitted use of a Company administrative assistant for both services provided hereunder and services for Consultant’s own account, subject to Consultant’s obligation to reimburse the Company for the prorated portion of the administrative assistant expense on the same basis as currently in place. During the Term, Consultant or its designee will have continued use of the space referred to as the “racing shop” on existing terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.

COMPANY:		CONSULTANT:

COVENANT LOGISTICS GROUP, INC.		TEAM JAT, LLC

By:	/s/ David Parker	By:	/s/ John Tweed
Name:	David Parker	Name:	John Tweed

Title:	Chief Executive Officer	Title:	[Manager]

In my capacity as the person carrying out services on behalf of the Consultant, I agree to be bound by Sections 1, 4, and 5 hereof as fully as though I were the Consultant hereunder, and the Company is entitled to rely on this statement.

/s/ John Tweed

John Tweed, individually

Schedule 1

COMPENSATION

Consultant shall be compensated as follows:

1.	During the consulting Term, Consultant shall be paid the following as his sole compensation for services rendered:

a.

Fixed Consulting Fee. $128,000 per calendar quarter for up to twenty-five (25) full days (or equivalent taking into consideration partial days) of consulting work (the “Base Period”). During the first month of the Base Period Consultant shall submit to the company an invoice for the $128,000 payment due for that Base Period, plus any payments due for any half or full days worked in excess of 25 full days for that calendar quarter. Company shall pay all invoices in full within 15 days of receipt.

b.

Variable Consulting Fee. $5,000 per full day / $2,500 per half-day for days worked in excess of 25 full days per calendar quarter (including equivalent half-days) to the extent work was requested by the Company and mutually agreed by Consultant. Consultant shall submit to the Company a monthly report of excess days so devoted promptly following the last day of each month during the consulting Term. Consultant’s invoices shall be paid in accordance with the Company’s customary vendor practices.